EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-162419) of American Oriental Bioengineering, Inc.; and

(2)	Registration Statement (Form S-8 No. 333-141882) pertaining to the 2006 Equity Incentive Plan of American Oriental Bioengineering, Inc.

of our reports dated March 15, 2011, with respect to the consolidated financial statements and schedule of American Oriental Bioengineering, Inc., and the effectiveness of internal control over financial reporting of American Oriental Bioengineering, Inc., included in this Annual Report (Form 10-K) for year ended December 31, 2010.

/s/ Ernst & Young Hua Ming
Shanghai, People’s Republic of China
March 15, 2011